Exhibit 99.1

Distribution and Retailing

[LOGO OF SUPERVALU]

PO Box 990

Minneapolis, MN 55440

952 828 4000

News Release

FOR IMMEDIATE RELEASE

INVESTORS:	Yolanda Scharton
952 828 4540
yolanda.scharton@supervalu.com

MEDIA:	Lynne High
952 996 7144
lynne.high@supervalu.com

SUPERVALU REPORTS FISCAL 2004 THIRD QUARTER RESULTS AND CONFIRMS FISCAL 2004 REPORTED EARNINGS PER SHARE GUIDANCE OF $2.04 TO $2.10

GREW COMPARABLE STORE SALES THREE PERCENT IN THE QUARTER—INCLUDING STRIKE IMPACT

ANNOUNCES PRELIMINARY FISCAL 2005 EARNINGS PER SHARE GUIDANCE OF $2.30 TO $2.45

MINNEAPOLIS, MN – December 22, 2003 – SUPERVALU INC. (NYSE: SVU) today reported results for the third quarter of fiscal 2004, which ended November 29, 2003. The company reported net sales of $4.7 billion compared to $4.6 billion last year, net earnings of $48.6 million compared to $57.1 million last year, and diluted earnings per share of $0.36 compared to $0.43 last year. This year’s third quarter results reflect strong core business momentum and include costs of approximately $0.16 per share related to previously announced events including the exit of SUPERVALU’s Denver-based operations, an early bond redemption, taxes due for the C&S asset exchange, and the St. Louis strike. In addition, the company reported restructure and other charges of $7.2 million pre-tax, or $0.03 per share, associated with employee benefit related costs from previously exited distribution facilities.

Jeff Noddle, SUPERVALU chairman and chief executive officer said, “The third quarter was a landmark quarter in many respects. Our distribution results returned to historical levels of profitability while absorbing new business start up costs as we executed the significant and strategically positive C&S asset exchange. In retail our strong marketing programs generated industry-leading comparable store sales growth of three percent, including the impact of the 28-day strike in St. Louis. At the same time, we completed the exit of our low return Denver-based operations. Another accomplishment was the progress in our new service logistics business platform with the addition of new business wins. Finally, our strong cash generation allowed us to redeem $100 million of long-term debt in the third quarter. We are clearly setting the next stage of growth for SUPERVALU.”

Noddle added, “As a result of our strong underlying third quarter business momentum, we expect our fourth quarter will be strong and we are affirming our earlier full-year reported earnings per share projection of $2.04 to $2.10. Fiscal 2005 will also benefit from the activities launched over the last several years. By adhering to our sound business strategies, we are gaining traction on key metrics.”

For the first 40 weeks of fiscal 2004, the company reported net sales of $15.2 billion compared to $14.5 billion last year, net earnings of $184.5 million compared to $193.1 million last year, and diluted earnings per share of $1.37 compared to $1.43 last year.

Segment Results

Retail Food Segment – Third quarter retail net sales were $2.4 billion, an increase of 6.5 percent compared to last year’s third quarter net sales of $2.3 billion, primarily reflecting improvement in comparable store sales and new store openings. Comparable store sales growth for the quarter was 3.0 percent. Excluding the impact of the 28-day strike in St. Louis, SUPERVALU’s comparable store sales growth for the quarter was 4.3 percent. Comparable store sales strength during the quarter was broad-based across the SUPERVALU retail network, including continued positive comparable store sales at Save-A-Lot, reflecting our local merchandising programs and modest overall product inflation compared to last year. Total retail square footage, including licensed stores, increased by approximately 1.1 percent from last year’s third quarter, reflecting the impact of the sale or closure of our Denver stores. Excluding the sale or closure of these nine stores, square footage increased 3.1 percent.

New store activity since last year’s third quarter, including licensed stores, resulted in 77 net new stores, opened and acquired, consisting of 88 net new extreme value stores offset by a net reduction of 11 regional banner stores, primarily relating to the sale or closure of the Denver-based stores. As of November 29, 2003, Save-A-Lot, including licensees, operated 169 combination stores representing an increase of 153 combination stores since last year’s third quarter.

Reported retail operating earnings for the third quarter were $83.4 million compared to $93.4 million in last year’s third quarter. Reported operating earnings as a percent of sales were 3.5 percent compared to 4.1 percent in last year’s third quarter. Retail operating earnings for the third quarter reflect the costs associated with the sale or closure of the company’s Denver-based operations and the 28-day strike in St. Louis. The sale or closure of the Denver-based operations includes a loss on the disposal of assets and severance costs as well as the closing costs of four locations for which no buyers have yet been identified. The combined impact from the strike and the sale or closure of the Denver stores accounted for the entire decline, or approximately 60 basis points, in operating earnings as a percent of sales compared to last year’s third quarter. Other factors impacting results in the quarter, which offset each other, were improved merchandising execution and continued increases in employee benefit related costs.

For the first 40 weeks of fiscal 2004, SUPERVALU’s retail segment reported net sales of $7.8 billion, compared to $7.3 billion last year and operating earnings of $306.0 million, compared to $321.3 million last year.

Food Distribution Segment – Third quarter distribution net sales were $2.32 billion, an increase of 1.7 percent compared to last year’s third quarter net sales of $2.28 billion. Sales growth was primarily due to the $600 million of new annualized customer affiliations since the first quarter partially offset by the net revenue impact of the C&S asset exchange.

Reported distribution operating earnings for the third quarter were $60.9 million compared to $43.6 million in last year’s third quarter. Reported operating earnings as a percent of sales were 2.6 percent, up 70 basis points, compared to 1.9 percent in last year’s third quarter. Operating results primarily reflect improved productivity and volume throughput across SUPERVALU’s logistics network as new business was concentrated in existing facilities. In addition, results also benefited from efficiency initiatives implemented during the course of the prior year.

For the first 40 weeks of fiscal 2004, SUPERVALU’s distribution segment reported net sales of $7.4 billion, compared to $7.2 billion last year and operating earnings of $166.5 million, compared to $140.6 million last year.

Other Items

General corporate expense for the third quarter was $9.7 million, compared to $8.5 million last year. Net interest expense during the third quarter was $37.9 million compared to $37.8 million last year. Net interest expense includes $5.8 million in pre-tax costs related to the redemption of $100 million of debt, at a price of 103.956 percent of the principal amount, that more than offset the benefits of lower borrowing levels.

SUPERVALU’s effective tax rate for the third quarter, including the previously announced $7.6 million of taxes due on the C & S asset exchange, was 45.7 percent, compared to the first and second quarter effective tax rate of 37.25 percent.

During the quarter, the company adjusted prior years’ restructure reserves by $7.2 million pretax. This adjustment reflects increased liabilities associated with employee benefit related costs from previously exited distribution facilities.

Capital spending during the quarter was $97.5 million, including $23.5 million in capital leases. Capital spending for the first 40 weeks of fiscal 2004 was $259.9 million, including $35.0 million in capital leases. Capital spending primarily included retail store expansion, store remodeling, new Save-A-Lot distribution facilities and technology enhancements. SUPERVALU estimates capital spending for fiscal 2004 to be approximately $410 million, including $50 million in capital leases.

Total debt to capital was 47.5 percent at the end of third quarter compared to 51.8 percent at fiscal 2003 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders’ equity.

In regard to SUPERVALU’s zero-coupon convertible debentures, in the event SUPERVALU’s stock price reaches the convertible debentures’ conversion trigger price of $36.11 in the current quarter, the company would be required to include an additional 7.8 million shares in its diluted shares outstanding calculation for the subsequent quarter.

Diluted weighted average shares outstanding in the quarter were 135.9 million shares. As of November 29, 2003, SUPERVALU had 133.9 million shares outstanding.

Outlook

SUPERVALU projects full-year fiscal 2004 reported earnings per share range of $2.04 to $2.10 compared to $1.91 in the prior year. Correspondingly, the company projects a fourth quarter earnings per share range of $0.67 to $0.73, including the impact of a 53rd week and estimated comparable store sales growth of one to two percent in the fourth quarter. This compares to $0.48 per share in last year’s fourth quarter. The company also disclosed preliminary fiscal 2005 earnings per share guidance of $2.30 to $2.45.

Commenting on SUPERVALU’s business outlook, Noddle said, “Successfully executing across our two business platforms in retail and logistics gives SUPERVALU unique advantages in the grocery channel. The discipline of managing a basis point logistics business better than anyone else drives real benefits across our supply chain. Furthermore, our well-positioned retail banners tailored to the multiple demographics we serve continue to gain momentum through excellent ‘go to market’ merchandising strategies. We are confident that the successful implementation of our strategies will enhance our leadership position in this country’s food channel.”

SUPERVALU’s preliminary fiscal 2005 outlook includes general business assumptions, such as:

•	Comparable store sales, reflecting a recovering economy, planned in-market store expansion, and a modest inflationary environment are projected to increase approximately one to two percent for the year;
•	Store development plans include: 110 to 140 new extreme value combination stores; 40 to 50 extreme value combination store conversions; eight to 10 new regional banner stores; and approximately 30 regional banner major store remodels;
•	Distribution sales will reflect the impact from the C & S asset exchange, a recovering economy, new business wins and continued customer attrition at the low end of the historical range of two to four percent;
•	Total capital spending is projected to be approximately $425 to $450 million, including approximately $75 million in capital leases.

A conference call to review the third quarter results is scheduled for today at 9:00 a.m. (CST). A live Web cast of the call will be available at www.supervalu.com. An archive of the call is accessible via telephone by dialing 1-630-652-3018 with pass code 8043138 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through January 31, 2004.

SUPERVALU’s retail store network consists of 1,468 stores in 40 states: 1,211 extreme value stores – 816 licensed stores and 395 corporate stores – including Save-A-Lot and Deals; and 257 regional banner stores including Cub Foods, Shop ‘n Save, Shoppers Food Warehouse, bigg’s, Farm Fresh, Scott’s Foods and Hornbacher’s stores. As of November 29, 2003, SUPERVALU’s distribution operation was primary supplier to approximately 2,500 stores, 29 Cub Foods franchised stores, and

SUPERVALU’s own regional banner store network of 257 stores, while serving as secondary supplier to approximately 1,000 stores.

Advantage Logistics is SUPERVALU’s innovative supply chain management offering, designed to leverage its world class distribution capabilities to create value in the consumer products supply chain for manufacturers, consumer products retailers and food service consumers. Advantage Logistics combines the operating talents of SUPERVALU with experienced third-party logistics (3PL) management and proven technology solutions to create the foundation for an end-to-end supply chain management solution unequaled in the industry.

SUPERVALU is one of the largest companies in the United States grocery channel. With annual revenues approaching $20 billion, SUPERVALU has a strong network of 1,468 retail grocery locations, including licensed Save-A-Lot locations. In addition, through SUPERVALU’s diverse logistics network, the company provides distribution and related logistics support services across the nation’s grocery channel.

The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company’s food distribution operations and to control food distribution costs, the ability of the company to grow through acquisitions and assimilate the acquired entities, the execution of restructure activities, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affect consumer behavior, and other risk factors inherent in the food distribution and retail businesses. These factors are discussed in the periodic reports filed from time to time by the company with the Securities and Exchange Commission.

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company's net sales and earnings.

(In thousands)

	Third Quarter (12 weeks) ended
	(unaudited)
	November 29, 2003	November 30, 2002
Net sales
Retail Food	$2,417,853	$2,271,198
% of total	51.0%	49.9%
Food Distribution	2,321,130	2,282,245
% of total	49.0%	50.1%
Total net sales	$4,738,983	$4,553,443
	100.0%	100.0%

Earnings
Retail Food operating earnings	$83,418	$93,385
% of sales	3.5%	4.1%
Food Distribution operating earnings	60,908	43,603
% of sales	2.6%	1.9%

Subtotal	144,326	136,988
% of sales	3.0%	3.0%
General corporate expense	(9,730)	(8,463)
Restructure and other charges	(7,154)	—

Total operating earnings	127,442	128,525
% of sales	2.7%	2.8%
Interest expense	(42,121)	(42,508)
Interest income	4,226	4,709

Earnings before income taxes	89,547	90,726
Income tax expense	(40,931)	(33,589)

Net earnings	$48,616	$57,137

NOTE 1:
Pretax LIFO expense	$2,051	$1,424
NOTE 2:
Pretax depreciation and amortization
Retail Food Segment	$42,570	$39,240
Food Distribution Segment	25,554	28,197
General Corporate	440	740

Total Company	$68,564	$68,177

NOTE 3:

Third quarter, fiscal 2004 net earnings include after-tax restructure and other charges of $4.5 million, reflecting net adjustments to increase prior years' restructure charges, primarily for increased liabilities associated with employee benefit related costs.

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company's net sales and earnings.

(In thousands)

	Year-to-date (40 weeks) ended
	(unaudited)
	November 29, 2003	November 30, 2002
Net sales
Retail Food	$7,759,895	$7,330,572
% of total	51.2%	50.4
Food Distribution	7,406,025	7,216,874
% of total	48.8%	49.6
Total net sales	$15,165,920	$14,547,446
	100.0%	100.0

Earnings
Retail Food operating earnings	$305,954	$321,282
% of sales	3.9%	4.4
Food Distribution operating earnings	166,515	140,551
% of sales	2.2%	1.9

Subtotal	472,469	461,833
% of sales	3.1%	3.2
General corporate expense	(40,479)	(27,710)
Restructure and other charges	(10,601)	—

Total operating earnings	421,389	434,123
% of sales	2.8%	3.0
Interest expense	(129,249)	(143,166)
Interest income	13,983	15,551

Earnings before income taxes	306,123	306,508
Income tax expense	(121,605)	(113,409)

Net earnings	$184,518	$193,099

NOTE 1:
Pretax LIFO expense	$4,573	$2,766
NOTE 2:
Pretax depreciation and amortization
Retail Food Segment	$135,213	$122,820
Food Distribution Segment	91,189	96,859
General Corporate	1,451	2,067

Total Company	$227,853	$221,746

NOTE 3:

Year-to-date third quarter, fiscal 2004 net earnings include after-tax restructure and other charges of $6.7 million, reflecting net adjustments to increase prior years' restructure charges, primarily for increased liabilities associated with real estate in certain markets and employee benefit related costs.

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries

(In thousands, except per share data)

	Third Quarter (12 weeks) ended
	(unaudited)
	November 29, 2003	November 30, 2002
Net sales	$4,738,983	$4,553,443

Costs and expenses:
Cost of sales	4,093,353	3,957,100
Selling and administrative expenses	511,034	467,818
Restructure and other charges	7,154	—
Interest
Interest expense	42,121	42,508
Interest income	4,226	4,709

Interest expense, net	37,895	37,799

Total costs and expenses	4,649,436	4,462,717

Earnings before income taxes	89,547	90,726

Income tax expense	40,931	33,589

Net earnings	$48,616	$57,137

Net earnings per common share—diluted	$0.36	$0.43

Net earnings per common share—basic	$0.36	$0.43

Weighted average number of common shares outstanding
Diluted	135,862	134,087
Basic	133,983	133,639

Dividends declared per common share	$0.1450	$0.1425

NOTE 1:

Third quarter, fiscal 2004 net earnings include after-tax restructure and other charges of $4.5 million, reflecting net adjustments to increase prior years' restructure charges, primarily for increased liabilities associated with employee benefit related costs.

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries

(In thousands, except per share data)

	Year-to-date (40 weeks) ended
	(unaudited)
	November 29, 2003	November 30, 2002
Net sales	$15,165,920	$14,547,446

Costs and expenses:

Cost of sales	13,082,296	12,602,478
Selling and administrative expenses	1,651,634	1,510,845
Restructure and other charges	10,601	—
Interest
Interest expense	129,249	143,166
Interest income	13,983	15,551

Interest expense, net	115,266	127,615

Total costs and expenses	14,859,797	14,240,938

Earnings before income taxes	306,123	306,508

Income tax expense	121,605	113,409

Net earnings	$184,518	$193,099

Net earnings per common share—diluted	$1.37	$1.43

Net earnings per common share—basic	$1.38	$1.44

Weighted average number of common shares outstanding
Diluted	135,069	135,160
Basic	133,848	133,742

Dividends declared per common share	$0.4325	$0.4250

NOTE 1:

Year-to-date third quarter, fiscal 2004 net earnings include after-tax restructure and other charges of $6.7 million, reflecting net adjustments to increase prior years' restructure charges, primarily for increased liabilities associated with real estate in certain markets and employee benefit related costs.

CONDENSED CONSOLIDATED BALANCE SHEETS

SUPERVALU INC. and Subsidiaries

(In thousands)

	Third Quarter	Fiscal Year End
	(unaudited)
	November 29, 2003	February 22, 2003
Assets
Current Assets
Cash and cash equivalents	$52,274	$29,188
Receivables, net	531,644	477,429
Inventories, net	1,238,725	1,049,283
Other current assets	139,421	91,466

Total current assets	1,962,064	1,647,366

Long-term receivables, net	112,226	126,435
Property, plant and equipment, net	2,081,488	2,220,850

Other Assets
Goodwill	1,563,487	1,576,584
Other	398,116	325,010

Total assets	$6,117,381	$5,896,245

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$—	$80,000
Accounts payable	1,256,227	1,081,734
Current debt and obligations under capital leases	311,183	61,580
Other current liabilities	386,881	301,993

Total current liabilities	1,954,291	1,525,307

Long-term debt and obligations under capital leases	1,624,854	2,019,658
Other liabilities and deferred income taxes	396,075	342,040

Total stockholders' equity	2,142,161	2,009,240

Total liabilities and stockholders' equity	$6,117,381	$5,896,245